EXHIBIT 99.1

Wisdom Homes of America Announces Q4 2014 Revenue

Tyler, Texas – January 21, 2015 – SearchCore, Inc. (OTCQB: SRER) a manufactured housing retail center owner and operator that operates its retail centers through its wholly owned subsidiary Wisdom Homes Of America, Inc., today announced that the Company generated $725,000 in revenue during the fourth quarter, 2014.

Wisdom Homes reported sales of $725,000 for the fourth quarter of 2014, an increase of 106% as compared to $351,500 in sales of manufactured homes for the third quarter of 2014.

“We had steady traffic at our retail stores in the fourth quarter, especially in December, and our revenue came in as expected,” commented SearchCore, Inc. President, Brent Nelms. “Also in December, we opened our Mount Pleasant location, our largest retail center to date, with over 3 acres to showcase our model home inventory. Mt Pleasant will also serve as an inventory warehouse for our other locations. This is an ideal situation for us as we create and grow the 'hub and spoke' model in north east Texas.”

“We've seen no interruption in traffic at our retail stores as a result of the drop in gas prices,” stated SearchCore's CEO, Jim Pakulis. “In fact, less than 10% of our existing customers are in the petroleum industry. Our retail centers are located outside the Texas petroleum belts, and we've mapped out our future stores to cater to a variety of robust, diversified industries; just like our existing stores do. Furthermore, Texas continues to bring in many different types of companies from other states due to its business friendly climate. This combination of factors positions us for continued growth well into the future.”

About SearchCore, Inc.

SearchCore, Inc., founded in 2010, is a manufactured housing retail center owner and operator. The company is headquartered in Tyler, Texas. The Company's common stock trades on the OTCQB, under the ticker symbol “SRER.”

Safe Harbor Notice

Certain statements contained herein are “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). SearchCore, Inc. cautions that statements made in this news release constitute forward- looking statements and makes no guarantee of future performance. Forward-looking statements are based on estimates and opinions of management at the time statements are made. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections or implied results. SearchCore, Inc. undertakes no obligation to revise these statements following the date of this news release.

Company Contact

SearchCore, Inc.

(800) 727-1024

info@searchcore.com

Investor Relations Contact

Surety Financial Group, LLC

410-833-0078

info@suretyfingroup.com